October 7, 2019

Daniel Chism
Chief Financial Officer
EZCORP INC
2500 Bee Cave Road
Rollingwood, TX 78746

       Re: EZCORP INC
           Form 10-K for the Fiscal Year Ended September 30, 2018
           Filed November 14, 2018
           File No. 000-19424

Dear Mr. Chism:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Trade &
Services